                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Eagle USA Airfreight, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                           EAGLE USA AIRFREIGHT, INC.

January 24, 2000

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Eagle USA Airfreight, Inc. (the "Company") to be held at 10:00 a.m. on Monday, February 21, 2000, at the Corporate Headquarters of Eagle USA Airfreight, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032.

     At the meeting, you will be asked to consider and vote upon (1) the election of seven directors; (2) a proposal to change the Company's name to EGL, Inc.; (3) the approval of the appointment of the Company's independent accountants; and (4) such other business as may properly come before the meeting or any adjournment thereof.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of the Company's 1999 Annual Report to Shareholders is also enclosed.

                                            Sincerely,

                                            James R. Crane
                                            President, Chief Executive
                                            Officer and Chairman of the Board

                           EAGLE USA AIRFREIGHT, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 21, 2000

To The Shareholders of Eagle USA Airfreight, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Eagle USA Airfreight, Inc. (the "Company") will be held at the Corporate Headquarters of Eagle USA Airfreight, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Monday, February 21, 2000, at 10:00 a.m. for the following purposes:

          (1) to elect seven members to the Board of Directors for the ensuing year;

          (2) to consider and act on a proposal to approve an amendment to the Company's Restated Articles of Incorporation to change the name of the Company to "EGL, Inc.";

          (3) to approve the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending September 30, 2000; and

          (4) to transact such other business as may properly come before the meeting.

     The Company has fixed the close of business on December 30, 1999, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                            By Order of the Board of Directors

                                            Carolyn L. Armogida
                                            Secretary

January 24, 2000
15350 Vickery Drive
Houston, TX 77032

                           EAGLE USA AIRFREIGHT, INC.
                              15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Eagle USA Airfreight, Inc., a Texas corporation (the "Company"), to be voted at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Corporate Headquarters of Eagle USA Airfreight, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Monday, February 21, 2000, at 10:00 a.m., and any and all adjournments thereof.

     This statement and the accompanying form of proxy are first being mailed to shareholders on or about the week of January 24, 2000. In addition to the solicitation of proxies by mail, regular officers and employees of the Company may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact. The Company will pay the cost of soliciting proxies in the accompanying form. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING SECURITIES

     Shareholders of record as of December 30, 1999, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On that date, the issued and outstanding capital stock of
the Company consisted of      shares of Common Stock, par value $0.001 per share
(the "Common Stock"), each of which shares is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. No other voting class of stock is outstanding. The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

     All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed herein; (2) for approval of an amendment to the Restated Articles of Incorporation to change the Company's name to EGL, Inc.;
(3) for the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending September 30, 2000; and (4) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

     Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect. Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on a particular matter for which the broker has no discretionary power, and thus will be disregarded in the calculation of the percentage of votes in favor of that matter (even though those shares may be considered as entitled to vote or be voted on other matters). Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth information concerning (i) the only persons known by the Company, based on statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of November 30, 1999 and (ii) the shares of Common Stock beneficially owned, as of November 30, 1999, by each director, director nominee, the Chief Executive Officer and the three other executive officers who were serving at the end of the Company's last fiscal year and by all executive officers and directors collectively. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                                       PERCENT
                                                              AMOUNT AND NATURE OF   OF STOCK(2)
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP    (ROUNDED)
---------------------------------------                       --------------------   -----------
Directors and Executive Officers:
  James R. Crane............................................       11,710,217           40.5%
  John C. McVaney(3)........................................            3,000             --
  Douglas A. Seckel(4)......................................          151,464             --
  Elijio V. Serrano(5)......................................               97             --
  Ronald E. Talley(6).......................................          100,991             --
  Frank J. Hevrdejs(7)......................................           77,250             --
  Neil E. Kelley(7).........................................           60,000             --
  Norwood W. Knight-Richardson(8)...........................           30,600             --
  Rebecca A. McDonald(9)....................................               --             --
  William P. O'Connell(10)..................................           20,000             --
Executive Officers and Directors as a Group (9 persons).....       12,153,619(11)       42.0%
T. Rowe Price Associates, Inc.(12)..........................        2,635,449            9.1%

---------------

 (1) The business address of each director and executive officer is c/o Eagle USA Airfreight, Inc., 15350 Vickery Drive, Houston, Texas 77032.

 (2) The table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming that no options, warrants or convertible securities held by any other person have been exercised.

 (3) Includes 3,000 shares issuable upon the exercise of stock options within 60 days of November 30, 1999.

 (4) Includes 15,000 shares issuable upon the exercise of stock options within 60 days of November 30, 1999.

 (5) Mr. Serrano was hired as Chief Financial Officer in October 1999.

 (6) Includes 100,991 shares issuable upon exercise of stock options within 60 days of November 30, 1999.

 (7) Includes 45,000 shares issuable upon the exercise of stock options within 60 days of November 30, 1999. Includes 2,250 shares owned by Mr. Hevrdejs' wife as to which he declines beneficial ownership.

 (8) Includes 30,000 shares issuable upon exercise of stock options within 60 days of November 30, 1999.

 (9) Ms. McDonald was appointed to the Board of Directors in April 1999.

(10) Includes 20,000 shares issuable upon the exercise of stock options within 60 days of November 30, 1999.

(11) Includes 258,991 shares issuable upon the exercise of stock options within 60 days of November 30, 1999.

(12) Based on a filing made with the SEC reflecting ownership of Common Stock as of September 30, 1999. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2001 Annual Meeting of Shareholders and until their successors have been duly elected and qualified: Mr. James R. Crane; Mr. Frank J. Hevrdejs; Mr. Neil E. Kelley; Dr. Norwood W. Knight-Richardson; Ms. Rebecca A. McDonald; Mr. William P. O'Connell ; and Mr. Elijio V. Serrano. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each nominee for director.

NOMINEES

     The following sets forth information concerning the seven nominees for election as directors at the Annual Meeting, including information as to each nominee's age as of November 30, 1999, position with the Company and business experience during the past five years.

     James R. Crane, age 45, has served as President and a director of the Company since he founded the Company in March 1984. Prior to the organization of the Company, Mr. Crane had been employed by other air freight forwarders. Mr. Crane has a total of 17 years' experience in the transportation industry. Mr. Crane is also a director of HCC Insurance Holdings, Inc. and Source One Spares, Inc.

     Frank J. Hevrdejs, age 54, has served as a director since December 1995. Mr. Hevrdejs is a co-founder and a principal of The Sterling Group, Inc., a private financial organization engaged in the acquisition and ownership of operating businesses since 1982. He has served as President of The Sterling Group from 1982 to 1989 and from 1994 to the present. Since 1989, he has served as Chairman of First Sterling Ventures Corp. Mr. Hevrdejs also serves as a director for Mail-Well, Inc., Sterling Chemical, Inc., Chase Bank of Texas, N.A., Fibreglass Holdings Inc. and Enduro Holdings, Inc.

     Neil E. Kelley, age 40, has served as a director since September 1995. Mr. Kelley is the Chairman and Chief Executive Officer of Avista Energy, Inc., a national energy trading and marketing company. Previously, Mr. Kelley was the Vice Chairman and a senior partner of the Vitol Group of Companies, an international oil supply, trading and refining company, where he has served as an Executive Director from 1990 to 1998. Mr. Kelley is also an outside director of Quantum Energy Technologies, an energy technology development company based in Cambridge, Massachusetts.

     Norwood W. Knight-Richardson, age 52, has served as a director since May 1998. Dr. Knight-Richardson has served as the Medical Director of and a practicing physician for CareMark Behavioral Health Services, a private behavioral health services company, since August 1998. He has served as the President and Chief Medical Officer of Continuum Healthcare Services, Inc. from December 1997 to August 1998 and the Practicing Physician and Director of University Behavioral Health Services from 1996 to December 1997. Dr. Knight-Richardson was the Founder, President and Chief Executive Officer of the Richardson Clinics from 1992 to 1996. Before that time, Dr. Knight-Richardson held several positions including that of Vice President in the International Division of Bank of America. Dr. Knight-Richardson has also held faculty positions at several medical schools and is currently clinical associate professor at Baylor College of Medicine in Houston, Texas as well as Division Chief of Corporate Psychiatry and Adjunct Professor of Oregon Health Services University.

     Rebecca A. McDonald, age 47, was elected a director in 1999. Ms. McDonald has been Chairman and Chief Executive Officer of Enron Asia, Pacific, Africa and China since July 1999. From February 1999 to July 1999, she served as Executive Managing Director of Enron International. She was President and CEO of Amoco Energy Development Company from 1994 to 1999. Before joining Amoco, Ms. McDonald was

President of Tenneco Energy Services from 1991 to 1993 and was Vice President for Strategic Planning for Tenneco Gas Company during 1991. She is a member of the advisory boards of the Natural Gas Association of Houston and the New York Mercantile Exchange Natural Gas Futures. Ms. McDonald is a director of the Natural Gas Council and a founding member of the Mercosur Council. She also serves as an outside director for Granite Construction Inc.

     William P. O'Connell, age 60, has served as a director since May 1995. Mr. O'Connell has served as the President and Chief Executive Officer of AIM, Inc., a materials handling systems and equipment company, since 1988. He served as President and Chief Executive Officer of Westweld Supply, Inc. from 1990 to 1995. Mr. O'Connell also serves as a director of AIM, Inc. and the Parnell Group, Inc.

     Elijio V. Serrano, age 42, joined the Company as Chief Financial Officer in October 1999. From 1998 to 1999, he served as Vice President and General Manager for a Geco-Prakla business unit at Schlumberger Limited, an international oilfield services company. From 1992 to 1998, Mr. Serrano served as controller for various Schlumberger business units. During 1982 to 1992, he served in various financial management positions within the Schlumberger organization.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Directors not employed by the Company or any of its subsidiaries ("Outside Directors") receive an annual retainer of $10,000. For Ms. McDonald, who was not a director for the full fiscal year, this amount was pro rated to $7,500. Directors who are also employees of the Company receive no payment for serving as directors. All directors are reimbursed for travel and lodging expenses of attending meetings. Under the Company's Nonemployee Director Stock Option Plan (the "Nonemployee Stock Option Plan"), each current Outside Director was granted options to purchase 30,000 (as adjusted for the two-for-one stock split, effective August 1, 1996, and the three-for-two stock split, effective August 30, 1999) shares of Common Stock, generally on the date that person first became an Outside Director of the Company. The Nonemployee Stock Option Plan currently provides that each additional Outside Director will also be automatically granted nonqualified options to purchase 30,000 shares of Common Stock upon joining the board. In addition, the Nonemployee Stock Option Plan currently provides that each Outside Director serving on the day after the date of the annual meeting of shareholders will automatically be granted options to purchase an additional 7,500 shares of Common Stock, subject to the availability for issuance of those shares under the Nonemployee Director Plan. The Company plans to amend the Nonemployee Stock Option Plan to provide that the initial grants to Outside Directors will consist of nonqualified options to purchase 10,000 shares of Common Stock and the yearly grants to Outside Directors will consist of nonqualified options to purchase 2,500 shares of Common Stock. Options under this plan become exercisable on the day before the annual meeting of shareholders following the date of grant. During the fiscal year ended September 30, 1999, options to purchase 7,500 shares were granted to each of Messrs. O'Connell, Kelley, Hevrdejs and Knight-Richardson at an exercise price per share of $19.21. During the fiscal year ended September 30, 1999, options to purchase 30,000 shares were granted to Ms. McDonald at an exercise price per share of $23.75.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held five meetings during the fiscal year ended September 30, 1999, and transacted business on four occasions during the fiscal year by unanimous written consent.

     The Board of Directors has an Audit Committee which consists of Messrs. O'Connell, Kelley, Hevrdejs and Dr. Knight-Richardson. The function of the Audit Committee is to meet with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and the Company's financial reporting and
(iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any nonaudit engagements. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee met on two occasions during fiscal 1999.

     The Board of Directors has a Compensation Committee which consists of Messrs. O'Connell, Kelley, Hevrdejs and Dr. Knight-Richardson whose function is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option plans. The Compensation Committee did not meet during fiscal 1999 but acted by unanimous written consent during December 1999.

     The Board of Directors has a Nominating Committee which consists of Messrs. Kelley, Hevrdejs and Dr. Knight-Richardson. The Nominating Committee met on two occasions during fiscal 1999. The functions performed by the Nominating Committee are to make non-binding recommendations with respect to the nomination of directors to serve on the Board of Directors of the Company for the Board's final determination and approval, and any other duties that may be assigned by the Board from time to time. Shareholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Bylaws that are described more fully under "Shareholder Proposals for Next Annual Meeting."

     During the fiscal year ended September 30, 1999, each director attended at least 75% of the aggregate of the total number of Board of Directors' meetings and of meetings of committees of the Board of Directors on which that director served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by the Company and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended September 30, 1999, all reports required by
Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and its other three executive officers with annual salary and bonus in excess of $100,000 (collectively, the "Named Executives"), as well as the total compensation paid to each Named Executive, for the Company's fiscal years ended September 30, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                             ANNUAL COMPENSATION                 AWARDS
                                  -----------------------------------------   ------------
NAME AND                 FISCAL                             OTHER ANNUAL         STOCK           ALL OTHER
PRINCIPAL POSITION        YEAR    SALARY($)   BONUS($)   COMPENSATION($)(1)    OPTIONS(#)    COMPENSATION($)(2)
------------------       ------   ---------   --------   ------------------   ------------   ------------------
James R. Crane.........   1999    $521,066    $341,748           --                  --           $ 7,500
  President, Chief        1998     521,066     235,518           --                  --             9,459
  Executive Officer and   1997     521,066     407,976           --                  --            16,494
  Chairman of
  Board of Directors
Ronald E. Talley.......   1999     200,000     262,915           --                  --             7,500
  Chief Operating         1998     182,000     128,978           --              75,000             7,500
  Officer(3)
John C. McVaney........   1999     200,000     162,915           --                  --             7,500
  Executive Vice          1998     182,000      94,736           --              90,000             7,500
  President(3)
Douglas A. Seckel......   1999     125,000     162,915           --                  --             7,500
  Treasurer(4)            1998     125,000      67,915           --              75,000             7,500
                          1997     125,000     113,106           --                  --             7,500

---------------

(1) For the fiscal years 1997, 1998 and 1999, the Named Executives did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each Named Executive during each of those fiscal years did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for that Named Executive.

(2) For the fiscal year 1997, all other compensation consists of premiums of $6,610 paid by the Company under a life insurance policy and premiums of $2,384 under a disability insurance policy for Mr. Crane and contributions of $7,500 by the Company under its 401(k) Profit Sharing Plan for Messrs. Crane and Seckel. For the fiscal year 1998, all other compensation consists of premiums of $1,959 paid by the Company under a disability insurance policy for Mr. Crane and contributions of $7,500 by the Company under its 401(k) Profit Sharing Plan for each Named Executive. For the fiscal year 1999, all other compensation consists of contributions of $7,500 by the Company under its 401(k) Profit Sharing Plan for each Named Executive.

(3) Messrs. Talley and McVaney were named executive officers in fiscal 1998. Information for fiscal 1997 is omitted.

(4) Mr. Seckel served as Chief Financial Officer from April 1989 to October
    1999.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     No options were granted during fiscal 1999 to any of the Named Executives.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options and the unexercised options to purchase the Common Stock held by the Named Executives at September 30, 1999:

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS AT                    OPTIONS AT
                           SHARES       VALUE           FISCAL YEAR-END            FISCAL YEAR-END($)(2)
                         ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                     EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   --------   -----------   -------------   -----------   -------------
James R. Crane.........        --            --         --              --              --             --
Douglas A. Seckel......        --            --     15,000          60,000      $  157,800     $  631,200
Ronald E. Talley.......    10,000      $255,450     96,491          73,500      $2,349,193     $  806,970
John C. McVaney........        --            --     53,400         107,400      $  799,374     $1,375,704

---------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise, multiplied by the number of shares underlying the options exercised.

(2) Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing market price of the Company's Common Stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing market price of the Company's Common Stock, as reported on the NASDAQ Stock Market on September 30, 1999, was $29.94.

CERTAIN TRANSACTIONS

     James R. Crane, the Company's Chairman of the Board, holds interests in two entities (one of which is 50% owned and one of which is wholly owned by Mr. Crane) that lease passenger aircraft to the Company. From time to time, employees of the Company utilize these aircraft in connection with travel associated with the Company's business, for which the Company makes payments to those entities. Those payments were approximately $695,000 during the fiscal year ended September 30, 1999.

     In August 1999, Mr. Crane paid the Company approximately $64,000 as reimbursement for its out-of-pocket expenses incurred in connection with a proposed public offering by Mr. Crane that was ultimately abandoned.

     The Company has entered into a tax indemnification agreement with Messrs. Crane, Seckel and two former officers and directors which provides for, among other things, the indemnification of those shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period it was an S Corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

     There are three basic components to the Company's performance-based compensation system: base pay; annual incentive bonus; and long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding the general freight forwarding industry as well as other transportation companies. A comparison of the Company's financial performance with that of the companies and indices shown in the Performance Graph is only one of the many factors considered by the Committee to determine executive compensation.

     Actual individual awards and changes in remuneration to the individual executives are determined by the Committee. The Chief Executive Officer works with the Committee in the design of the plans and makes recommendations to the Committee regarding the salaries and bonuses of Company employees that report directly to him. Grants or awards of stock, including stock options, are individually determined and administered by the Committee.

     Following the completion of the Company's initial public offering, the Compensation Committee in fiscal 1996 restructured the compensation arrangements with the Company's executive officers by adjusting the base salary for each executive officer to a level generally comparable to that of other companies in the freight industry and implementing the Five-Year Executive Incentive Plan pursuant to which each executive officer is eligible to receive an annual cash bonus as described in more detail below. In fiscal 1999, awards to executive officers as a group reflected (i) the Company's record revenues and earnings,
(ii) continued progress toward strategic goals such as continued market expansion and enhancements to the Company's management information systems,
(iii) the performance of the Company's Common Stock and (iv) changes in the Company's operating margin.

     Base Pay. Base pay is designed to be competitive with salary levels for comparable executive positions at other freight forwarding service companies and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for the Company's executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, strengthening market share, expanding the markets for the Company's services, enhancement of the Company's management information systems and the attainment of certain financial objectives). The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations and functions for which they are responsible. The Company's philosophy and practice is to place a significant emphasis on the incentive components of compensation.

     Annual Incentive Bonus. To establish baseline criteria for use in calculating the amount of cash bonuses paid to executive officers, the Company established a Five-Year Executive Incentive Plan in which each executive officer of the Company participates. Pursuant to this Plan, each executive officer of the Company is eligible to receive an annual cash bonus, the "target" level of which is set with reference to the Company-wide managers' bonus program and competitive conditions. These target levels are intended to motivate the Company's executives by providing bonus payments for the achievement of financial and operational goals within the Company's business plan. An executive receives a percentage of his target bonus, depending primarily upon the extent to which that executive has achieved the specific sales and operating goals for that executive that have been set by the Committee and the Board and included in the Five-Year Executive Incentive Plan. Although the Five-Year Executive Incentive Plan provides the Committee with specific criteria for use in determining bonuses, bonuses may exceed the target amount if the Company's performance in the judgment of the Committee exceeds the goals set forth in that Plan. Furthermore, the Committee may in its discretion consider business achievements and other criteria not set forth in the Five-Year Executive Incentive Plan in determining the final amount of the annual bonus to be paid to each executive officer. Based solely on the criteria set forth in the Five-Year Executive Incentive Plan, each of Messrs. Crane, McVaney, Seckel and Talley would have received 95% of their respective maximum "target" amounts. However, in determining the final amount of the annual bonuses paid, the Committee, at the suggestion of Mr. Crane, adjusted those amounts by reducing the amount paid to Mr. Crane by $100,000 and increasing the amount paid to Mr. Talley by the same amount to reward Mr. Talley for his performance during the fiscal year.

     Long-Term Equity-Based Compensation. Long-term equity-based compensation is tied directly to shareholder return. Under the Company's Long-Term Incentive Plan, long-term incentive compensation consists of stock options, which generally vest in 20% increments in each of the five years following the date of the grant, although vesting can be accelerated if deemed appropriate by the Committee. The exercise price of stock options granted is equal to the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates.

Stock options are thus designed to align the interests of the Company's executives with those of its shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and each shareholder's return.

     In determining whether to grant executive officers stock options under the Plan, the Compensation Committee considers factors, including that executive's current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options would encourage the executive to remain with the Company, prior option grants (including the size of previous grants and the number of options held) and the value of the executive's service to the Company. No options were granted to the Named Executives during fiscal 1999 because the Committee believed that the common stock and stock options held by them effectively addressed the foregoing factors.

     Compensation of the Chief Executive Officer. In reviewing Mr. Crane's performance, the Committee focused primarily on the Company's performance in fiscal year 1999, including a 43% sales increase, a 7.6% operating margin and a 35% growth in earnings. The Committee compared these performance measures against the goals under the Five-Year Executive Incentive Plan of 25% annual sales increases and a 10% operating margin. Under the Five-Year Executive Incentive Plan, Mr. Crane's fiscal 1999 incentive multiple of 1.08%, when applied to Fiscal 1999 operating income of $44,450,000 (which is net of the effect of acquisitions), would have allowed for a maximum incentive bonus of $480,060. The Committee, however, took into account the 7.6% operating margin in deciding to award Mr. Crane $326,748, which constituted 68% of such maximum amount. Mr. Crane also received $15,000 under the Company's profit sharing plan, which was the maximum amount granted under that plan to any senior executive of the Company during fiscal 1999.

     Mr. Crane's position as the founder of and a major shareholder in the Company provides an effective long-term performance incentive tied directly to shareholder return. Accordingly, he received no stock option awards.

     Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the Committee reserves the right to alter its approach in response to changing conditions.

                                            THE COMPENSATION COMMITTEE
                                            William P. O'Connell
                                            Neil E. Kelley
                                            Frank J. Hevrdejs
                                            Norwood W. Knight-Richardson

SECTION 162(m) OF THE INTERNAL REVENUE CODE.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. All options previously granted under the Company's Incentive Plan qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

EMPLOYMENT ARRANGEMENTS

     During the fiscal year ended September 30, 1999, the Company was a party to employment agreements with each of the Named Executives. The following chart shows the annual salaries that the Named Executives will be paid by the Company pursuant to those agreements.

NAME AND POSITION                                              ANNUAL SALARY
-----------------                                              -------------
James R. Crane..............................................     $521,066
  President, Chairman and Chief Executive Officer
Douglas A. Seckel...........................................     $125,000
  Treasurer and Director
Ronald E. Talley............................................     $200,000
  Chief Operating Officer
John C. McVaney.............................................     $200,000
  Executive Vice President

     In addition to the base salaries set forth above, the Company expects, subject to certain conditions, to pay the executive an annual cash bonus pursuant to the terms of the Five-Year Executive Incentive Plan. The fiscal 2000 cash incentive under such plan, assuming all goals are met, is 0.97% of operating income for Mr. Crane and 0.32% of operating income for Mr. Seckel, Mr. Talley and Mr. McVaney, provided that the amount of the bonus under this plan will not exceed the executive's base salary. Each of the above employment agreements provides that it continues in effect until terminated by either the Company or the executive pursuant to its terms. Both the Company and the executive have the right to terminate the agreement upon advance written notice specified in such agreement, and the Company has the right to terminate the agreement for cause immediately upon notice of such termination. Each agreement includes a covenant of the executive not to compete with the Company during the term of the agreement and for a period specified in such agreement following its termination. The employment agreements for Messrs. Crane, Seckel, Talley and McVaney continue in effect for fiscal 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the fiscal year ended September 30, 1999, the Compensation Committee of the Board of Directors was comprised of Messrs. O'Connell, Kelley, Hevrdejs and Dr. Knight-Richardson.

PERFORMANCE GRAPH

     The following graph presents a comparison of the yearly percentage change in the cumulative total return on the Common Stock over the period from November 30, 1995, the date of the Company's initial public offering, to September 30, 1999, with the cumulative total return of the S&P 500 Index and of the Dow Jones Air Freight/Couriers Index of publicly traded companies over the same period. The Dow Jones Air Freight/ Couriers Index consists of the following companies:
Air Express International Corporation, Airborne Freight Corporation, Atlas Air, Inc., Expeditors International of Washington, Inc., FDX Corporation and the Pittston BAX Group (a tracking stock of the Pittston Company). The graph assumes that $100 was invested on December 1, 1995 in the Common Stock at its initial public offering price of $5.50 per share (as adjusted for subsequent two-for-one and three-for-two stock splits) and in each of the other two indices and the reinvestment of all dividends, if any.

     The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

                COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN*

              AMONG EAGLE USA AIRFREIGHT, INC., THE S&P 500 INDEX
                  AND THE DOW JONES AIR FREIGHT/COURIERS INDEX

                                    [GRAPH]

                                                        EAGLE USA                                            DOW JONES AIRE
                                                    AIREFREIGHT, INC.               S & P 500               FREIGHT/COURIERS
                                                    -----------------               ---------               ----------------
12/1/95                                                  100.00                      100.00                      100.00
9/96                                                     315.00                      115.00                      103.00
9/97                                                     406.00                      162.00                      194.00
9/98                                                     170.00                      176.00                      111.00
9/99                                                     544.00                      225.00                      185.00

* $100 Invested on 12/01/95 in Stock or Index
  (Including Reinvestment of Dividends).
  Fiscal Year Ending September 30.

                                   PROPOSAL 2

     The Board of Directors has unanimously approved a proposal to amend the Company's Second Amended and Restated Articles of Incorporation to change the Company's name to "EGL, Inc." The proposed amendment would replace Article I of the Second Amended and Restated Articles of Incorporation with the following:
"The name of the corporation is EGL, Inc."

     The Company was incorporated in 1984 with the name Eagle USA Air Freight, Inc. In recognition of the Company's expanding international business activities, the Board of Directors believes that the name Eagle USA Airfreight, Inc. is no longer appropriate and accordingly has proposed to change the Company's name to "EGL, Inc." In October 1999, the Company announced that it had changed the name under which it does business worldwide to "EGL Eagle Global Logistics."

     Adoption of the proposed amendment to the Second Amended and Restated Articles of Incorporation will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as no votes with respect to this proposal. The persons named on the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the adoption of the proposed amendment to the Second Amended and Restated Articles of Incorporation.

     If the amendment is adopted, the Company intends to change its Nasdaq trading symbol to "EAGL." Shareholders will not be required to exchange outstanding stock certificates for new certificates.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE NAME CHANGE TO EGL, INC.

                                   PROPOSAL 3

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP, who have been the Company's auditors since 1991, as independent accountants for the fiscal year ending September 30, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of PricewaterhouseCoopers LLP as the Company's auditors for 2000. The affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will be required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

OTHER BUSINESS

     As of the date of this proxy, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders must be received by the Company no later than September 12, 2000. However, if the date of the 2001 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2000 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

     If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within 10 days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance). If the date of the 2001 Annual Meeting of Shareholders is the same as the date of the 2000 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2001 Annual Meeting of Shareholders must notify the Company no later than December 3, 2000.

                                            By Order of the Board of Directors

                                            Carolyn L. Armogida,
                                            Secretary

Dated: January 24, 2000
Houston, Texas

                           EAGLE USA AIRFREIGHT, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               FEBRUARY 21, 2000

    The undersigned hereby appoints James R. Crane and Douglas A. Seckel, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Eagle USA Airfreight, Inc. (the "Company") to be held on Monday, February 21, 2000, at the Corporate Headquarters of Eagle USA Airfreight, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW, FOR THE APPROVAL OF THE COMPANY'S NAME CHANGE TO "EGL, INC." AND FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF, AND PROXY STATEMENT FOR, THE AFORESAID ANNUAL MEETING.

1. Election of directors -- Nominees:
   James R. Crane; Frank J. Hevrdejs; Neil E. Kelley; Norwood W.
   Knight-Richardson; Rebecca A. McDonald; William P. O'Connell; and Elijio V. Serrano as directors, except as indicated below.
             [ ]  FOR                              [ ]  WITHHELD

             [ ]  FOR, except vote withheld from the following nominee(s):

             -------------------------------------------------------------------

             -------------------------------------------------------------------

2. Approval of an amendment to the Company's Second Amended and Restated Articles of Incorporation to change the name of the Company to "EGL, Inc.":

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

3. Approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2000:

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN
4. With discretionary authority as to such other matters as may properly come before the meeting.

                                                 Date: ___________________, 2000


                                                 _______________________________
                                                 (Signature)

                                                 _______________________________
                                                 (Signature)

                                                 Sign exactly as name appears
                                                 hereon.
                                                 (Joint owners should each sign.
                                                 When signing as attorney,
                                                 executor, officer,
                                                 administrator, trustee, or
                                                 guardian, please give full
                                                 title as such.)

                                                 PLEASE SIGN, DATE AND RETURN
                                                 THE PROXY CARD PROMPTLY, USING
                                                 THE ENCLOSED ENVELOPE.